NTN Buzztime, Inc. Reports Third Quarter 2017 Results

– Gross Margin reaches 70% –

CARLSBAD, Calif., November 7, 2017 — NTN Buzztime, Inc. (NYSE American: NTN), reported financial results for the third quarter ended September 30, 2017.

“During the third quarter, we continued executing consistently, expanding gross margin to 70% and posting our sixth consecutive quarter of positive EBITDA,” said Ram Krishnan, NTN Buzztime CEO. “Transitioning the company from a one-dimensional entertainment business to a multi-dimensional platform company, we have added new capabilities with point of sale integration and payment; built entertainment content that can be licensed and re-purposed; and improved the cost and quality of our hardware. In fact, our platform is becoming a formidable asset to our business. As each of these parts comes together, we are developing new offerings designed to help us tackle new markets.

“We endeavor to operate in an EBITDA responsible manner while investing prudently to enhance our product platform to meet needs of various market segments. Buzztime was one of the first to introduce consumer facing EMV technology to the market. Now, our latest tablet has NFC capabilities that will enable consumers to use Applepay, Android pay, and Samsung pay and other emerging payment brands. Our latest tablet has been well received at trade shows, and we are on track to rollout this tablet at Buffalo Wild Wings sites in the first quarter of next year. We expect these initiatives will help us achieve revenue growth in 2018.”

Financial Results for the Third-Quarter Ended September 30, 2017

Total revenues were $5.2 million, compared to $5.5 million for the second quarter of 2017 and $5.4 million for the third quarter of 2016. Direct costs were $1.5 million, down from $1.7 million for the same period in 2016 due to decreases in depreciation, equipment and service provider expenses. As a result, gross margin increased to 70%, up from 68% in the prior year quarter. Selling, general and administrative expenses were $3.6 million for the third quarter of 2017, compared to $4.0 million for the third quarter of 2016. Net loss was $184,000, or $0.07 per share, which improved from a net loss of $573,000, or $0.31 per share, for the third quarter of 2016. EBITDA was $517,000, which improved from $288,000 in the same period last year.

EBITDA is defined as earnings before interest, taxes, depreciation and amortization and is not intended to represent a measure of performance in accordance with accounting principles generally accepted in the United States (GAAP). Although EBITDA is positive this quarter, it may not be positive in future quarters. A detailed description and reconciliation of EBITDA and management’s reasons for using this measure is set forth at the end of this press release.

Financial Results for the Nine Months Ended September 30, 2017

Total revenues were $16.0 million, compared to $16.3 million for the nine months ended September 30, 2016. Gross margin increased to 69%, up from 66% for the prior year period. Net loss, including $750,000 of non-recurring other income recorded in the first quarter, was $438,000, or $0.18 per share, compared to a net loss of $2.5 million, or $1.34 per share, for the prior year period. EBITDA for the first nine months of 2017 grew to $1.7 million, up from $188,000 for the prior year period.

Metric Review for the Quarter Ended September 30, 2017

The site count was 2,734 venues, compared to 2,768 venues at June 30, 2017. Management anticipates the net site count will continue to fluctuate. As of September 30, 2017, BEOND platform installations increased to 2,166 venues, or 79% of the installed base, compared to 2,125 venues, or 77% of the installed base, as of June 30, 2017.

Liquidity

Cash and cash equivalents were $4.5 million at September 30, 2017, compared to $6.8 million at June 30, 2017 and $5.7 million at December 31, 2016. Total deferred revenue was $3.8 million, up from $1.3 million at December 31, 2016. The primary credit facility matures in mid-January 2018. This year, the Company has complied with all financial covenants related to that facility and management is reviewing debt financing options to support growth.

Conference Call

Management will review the results on a conference call with a live question and answer session today, November 7, 2017, at 4:30 p.m. ET. To access the call, please use passcode 3696339 and dial:

•	(877) 307-1373 for the live call and (855) 859-2056 for the replay, if calling from the United States or Canada; or
•	(678) 224-7873 for the live call and (404) 537-3406 for the replay, if calling internationally.

The call will also be accompanied live by webcast that will be accessible at the company’s website at http://www.buzztime.com. The replay of the call will be available until November 14, 2017.

Forward-looking Statements

This release contains forward-looking statements which reflect management’s current views of future events and operations, including statements regarding tackling new markets, the rollout of our new tablet at sites in the near future, and expected growth in 2018. These statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include the risks of unsuccessful execution or launch of products, platforms or brands, risks associated with customer retention and growth plans, the impact of alternative entertainment options and technologies and competitive products, brands, technologies and pricing, adverse economic conditions, the regulatory environment and changes in the law, failure of customer and/or player acceptance or demand for new or existing products, lower market acceptance or appeal of both existing and new products and services by particular demographic groups or audiences as a whole, termination of partnership and contractual relationships and technical problems or outages. Please see NTN Buzztime, Inc.’s recent filings with the Securities and Exchange Commission for information about these and other risks that may affect the Company. All forward-looking statements included in this release are based on information available to us on the date hereof. These statements speak only as of the date hereof and NTN Buzztime, Inc. does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

About Buzztime:

Buzztime (NYSE American: NTN) delivers interactive entertainment and innovative dining technology to bars and restaurants in North America. Venues license Buzztime’s customizable solution to differentiate themselves via competitive fun by offering guests trivia, card, sports and arcade games, nationwide competitions, personalized menus and self-service dining features. Buzztime’s platform improves operating efficiencies, creates connections among the players and venues, and amplifies guests’ positive experiences. Founded in 1984, Buzztime has accumulated over 9 million player registrations and over 115 million games were played in 2015 alone. For more information, please visit http://www.buzztime.com or follow us on Facebook or Twitter @buzztime.

IR AGENCY CONTACT:

Kirsten Chapman/Becky Herrick, LHA Investor Relations

buzztime@lhai.com

415-433-3777

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NTN BUZZTIME, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(unaudited)

(In thousands, except par value amount)

ASSETS	September 30, 2017	December 31, 2016
Current Assets:
Cash and cash equivalents	$4,464	$5,686
Accounts receivable, net	627	928
Site equipment to be installed	4,654	2,998
Prepaid expenses and other current assets	1,000	1,050
Total current assets	10,754	10,662

Fixed assets, net	3,485	3,101
Software development costs, net	1,365	970
Deferred costs	869	904
Goodwill	1,012	937
Intangible assets, net	-	29
Other assets	87	92

Total assets	$17,563	$16,695

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$579	$247
Accrued compensation	417	1,060
Accrued expenses	711	697
Sales taxes payable	89	142
Income taxes payable	3	4
Current portion of long-term debt	5,162	2,988
Current portion of obligations under capital leases	156	155
Current portion of deferred revenue	3,714	1,059
Other current liabilities	106	291
Total current liabilities	10,937	6,643

Long-term debt	92	5,123
Obligations under capital leases	142	259
Deferred revenue	85	219
Deferred rent	231	371
Other liabilities	18	12
Total liabilities	11,505	12,627

Commitments and contingencies

Shareholders’ equity:
Series A convertible preferred stock, $0.005 par value, 156 and 5,000 shares designated at September 30, 2017 and December 31, 2016, respectively; $156 liquidation preference and 156 shares issued and outstanding at September 30, 2017 and December 31, 2016	1	1
Common stock, $0.005 par value, 15,000 and 168,000 shares authorized at September 30, 2017 and December 31, 2016, respectively; 2,516 and 2,261 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	13	11
Treasury stock, at cost, 10 shares at September 30, 2017 and December 31, 2016	(456)	(456)
Additional paid-in capital	134,613	132,315
Accumulated deficit	(128,472)	(128,026)
Accumulated other comprehensive income	359	223
Total shareholders’ equity	6,058	4,068

Total liabilities and shareholders’ equity	$17,563	$16,695

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NTN BUZZTIME, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

(In thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Revenues
Subscription revenue	$4,279	$4,378	$12,737	$13,107
Sales-type lease revenue	116	142	524	839
Other revenue	803	923	2,717	2,386
Total revenues	5,198	5,443	15,978	16,332

Operating expenses:
Direct operating costs (includes depreciation and amortization)	1,539	1,747	5,013	5,623
Selling, general and administrative	3,636	4,007	11,628	12,360
Depreciation and amortization (excluding depreciation and amortization included in direct costs	76	103	250	327
Total operating expenses	5,251	5,857	16,891	18,310
Operating loss	(53)	(414)	(913)	(1,978)
Other (expense) income, net	(122)	(152)	496	(455)
Loss before income taxes	(175)	(566)	(417)	(2,433)
Provision for income taxes	(9)	(7)	(21)	(31)
Net loss	$(184)	$(573)	$(438)	$(2,464)

Net loss per common share – basic and diluted	$(0.07)	$(0.31)	$(0.18)	$(1.34)

Weighted average shares outstanding – basic and diluted	2,505	1,839	2,419	1,839

Comprehensive loss:
Net loss	$(184)	$(573)	$(438)	$(2,464)
Foreign currency translations adjustment	80	(25)	136	90
Total comprehensive loss	$(104)	$(598)	$(302)	$(2,374)

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NTN BUZZTIME, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(In thousands)

	Nine months ended September 30,
	2017	2016
Cash flows provided by (used in) operating activities:
Net loss	$(438)	$(2,464)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,716	2,191
Provision for doubtful accounts	47	67
Excess and obsolete site equipment to be installed expense	30	38
Stock-based compensation	347	331
Amortization of debt issuance costs	39	27
Issuance of common stock in lieu of cash payment for bonus compensation	178	-
Impairment of capitalized software	5	-
Loss from disposition of equipment	8	16
Changes in assets and liabilities:
Accounts receivable	254	(46)
Site equipment to be installed	(3,047)	26
Prepaid expenses and other liabilities	37	224
Accounts payable and accrued expenses	(350)	(194)
Income taxes	(2)	(12)
Deferred costs	36	281
Deferred revenue	2,521	36
Deferred rent	(140)	(125)
Other liabilities	(185)	(424)
Net cash provided by (used in) operating activities	1,056	(28)

Cash flows used in investing activities:
Capital expenditures	(562)	(306)
Software development expenditures	(556)	(378)
Net cash used in investing activities	(1,118)	(684)

Cash flows (used in) provided by financing activities:
Net proceeds from issuance of common stock related to
registered direct offering	1,773	-
Proceeds from long-term debt	-	2,114
Payment on long-term debt	(2,857)	(1,568)
Debt issuance costs of long-term deb	(22)	(8)
Principal payments on capital lease	(116)	(63)
Payment of preferred stockholder dividends	(8)	(8)
Payments to cashed-out stockholders in connection with reverse/forward split	-	(3)
Net cash (used in) provided by financing activities	(1,230)	464

Net decrease in cash and cash equivalents	(1,292)	(248)
Effect of exchange rate on cash	70	41
Cash and cash equivalents at beginning of period	5,686	3,223
Cash and cash equivalents at end of period	4,464	3,016

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Non-GAAP Information

A schedule reconciling the Company’s consolidated net loss calculated in accordance with GAAP to EBITDA is included in the supplemental table below. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. EBITDA is not intended to represent a measure of performance in accordance with GAAP, nor should EBITDA be considered as an alternative to statements of cash flows as a measure of liquidity. EBITDA is included herein because the Company believes it is a measure of operating performance that financial analysts, lenders, investors and other interested parties find to be a useful tool for analyzing companies like Buzztime that carry significant levels of non-cash depreciation and amortization charges in comparison to their net income or loss calculation in accordance with GAAP.

The following table reconciles the Company’s net loss per GAAP (in thousands) to EBITDA:

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Net loss per GAAP	$(184)	$(573)	$(438)	$(2,464)
Interest expense, net	106	150	388	430
Income tax provision	9	7	21	31
Depreciation and amortization	586	704	1,716	2,191
Total EBITDA	$517	$288	$1,687	$188

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